NEWS RELEASE

FOR IMMEDIATE RELEASE

NATIONWIDE ENERGY PORTAL INC.
TO ACQUIRE CONTROL OF PLURIS ENERGY

Vancouver, Canada/Houston, Texas – September 8, 2009 – Pluris Energy Group Inc. (OTC Bulletin Board: PEYG) (“Pluris Energy” or “the Company”) is pleased to announce that on August 27, 2009, a Share Exchange Agreement (the “Agreement”) was entered into between the Company and Nationwide Energy Portal Inc. (“Nationwide”), a Houston, Texas based developer and provider of a proprietary software based energy portal.

Terms of the Agreement set out that Pluris will acquire, through a reverse merger, 100% of the issued and outstanding shares of Nationwide, currently a privately held company. In exchange for the Nationwide shares, the Company will issue to Nationwide shareholders, 150,000,000 common shares of the Company. Of the 150,000,000 Company shares to be issued in the transaction, 140,000,000 shares will be held in escrow pursuant to an escrow agreement which must be entered into prior to the Closing Date of September 30, 2009. These shares will be released upon Nationwide’s management attaining certain revenue goals for the Company and shall retain voting rights; however, shall not be subject to dividends or liquidation distributions until released from escrow. After the transaction, Nationwide will be a wholly- owned subsidiary of the Company and the Nationwide shareholders will control approximately 80% of the Company.

Nationwide will take over management of the Company, will appoint a new Board of Directors to the Company and will pursue the continuation of developing Nationwide’s business model of developing and deploying proprietary software architecture that allows Retail Electric Providers (REP’s), energy brokers, and their agents, the means to collect, store and manage data for the purpose of selling commercial electricity contracts in the deregulated electrical energy markets.

Terms of the Agreement further set out that the Company’s two wholly owned subsidiaries, Pluris Energy Group Inc., a British Virgin Islands company (“PBVI”) and Pluris Sarmiento Petroleo SA, an Argentine company (“PSPSA”) must be divested of, with all liabilities associated with PBVI and PSPSA being transferred from the Company upon divestiture. Additional terms of the Agreement set out that the books of the Company can not retain amounts greater than $175,000 in outstanding debts due and owing at the Closing Date.

As a result of the subsidiary divestiture requirements under the Agreement, on August 29, 2009, the Company sold all of its rights, title and interests in and to PBVI and PSPSA for the transfer and assumption of approximately $1.3 million due and owing to numerous creditors of the Company. Additionally, an indemnification was provided to the Company for up to $1.0 million for any other Previous Liabilities that may arise from the Company’s operations prior to the Closing Date of the Agreement. For further details related to this transaction, please refer to the Company’s 8K filing and exhibits attached thereto, submitted to the United States Securities and Exchange Commission on September 1, 2009.

About Nationwide Energy Portal Inc.

Nationwide Energy Portal Inc. is a Houston, Texas based energy company that develops and facilitates web based proprietary software that provides brokers and retail energy providers the least expensive and most efficient electricity for their customers.

About Pluris Energy

Pluris Energy Group Inc. is an international energy company engaged in the acquisition and development of producing oil and gas interests in South America. For further information, please visit the Company’s website at www.pluris.com

Company Contact

Sacha H. Spindler
Phone: +1.604.609 -1769

Eunho Lee
Phone: +1.778.996.6500

Forward Looking Statements
This news release contains “forward-looking statements”. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the Closing Date of the Agreement will be met (ii) the subsidiaries of the Company will be sold pursuant to the terms of the Agreement; (iii) the series B preferred shares of the Company will be cancelled; (iv) a new Board of Directors will be appointed; (v) Nationwide management will take over management of the Company.

It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the failure to complete the Shares Exchange Agreement entered into between the Company and Nationwide for whatever reason, (ii) the failure of Nationwide management to fulfill the objectives set forth by the newly appointed Board of Directors of Nationwide; (iii) Nationwide’s ability to raise debt or equity financing for operations, inability to maintain qualified employees or consultants, and the likelihood that no commercial quantities of oil and gas or new energy sources are found or recoverable. For more risk factors about our company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB filed with the SEC on Edgar.